For Immediate Release

Contact for Media:    Vincent Power
Sears Canada, Corporate Communications
        416-941-4422
vpower@sears.ca

Sears Canada Reports Third Quarter Results

TORONTO – November 13, 2012 – Sears Canada Inc. (TSX: SCC) today announced its unaudited third quarter results. Total revenues for the 13-week period ended October 27, 2012 were $1,037.5 million compared to $1,113.2 million for the 13-week period ended October 29, 2011, a decrease of 6.8%. Same store sales decreased by 5.7% during this period.

The net loss for Q3 was $21.9 million or 22 cents per share compared to a net loss of $44.1 million or 42 cents per share in the third quarter last year. Included in the net loss for the quarter last year is a $45.6 million pre-tax charge relating to the disposition of excess inventory and internal restructuring costs. Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization and Non-Operating Activities) for Q3 2012 was $(3.0) million versus $14.5 million in the same 13-week period last year.

Total revenues for the 39-week period ended October 27, 2012 were $3,002.7 million compared to $3,253.4 million for the 39-week period ended October 29, 2011, a decrease of 7.7%. Same store sales decreased by 6.4% during this period.

Net earnings for the 39-week period ended October 27, 2012 was $61.3 million or 60 cents per share compared to a net loss of $91.3 million or 87 cents per share for the 39-week period ended October 29, 2011. This year's net earnings include a pre-tax gain of $167.1 million relating to the early surrender and return of leases on four properties. Included in the net loss for the 39-week period ended October 29, 2011 is a $45.6 million pre-tax charge, the same as described in the second paragraph of this release. Adjusted EBITDA for the first nine months of the year was $(15.4) million versus $22.2 million for the same period last year.

Commenting on the quarter, Calvin McDonald, President and Chief Executive Officer, Sears Canada Inc. said, “Our decrease in revenue was primarily due to a significant reduction in promotional and clearance sales in apparel, declines in pre-season sales of snowblowers, and the planned exiting of certain product lines and reduced sales of televisions in electronics. We carefully managed expenses and reduced our spend in payroll and marketing and advertising expenses.

“We continue to make progress in our transformation strategy and are seeing positive signs of success,” continued Mr. McDonald. “For example, even though we cycled over our attack plan from last year in major appliances and mattresses, we continue to see strength in these two key hero categories. The Baby's Room, another key hero category, which we launched in June, has experienced positive sales increases since this time over the previous year. In addition, we experienced positive sales with our Back to School program, both key indicators that we are attracting a younger, family oriented customer.

“Although we made progress in the quarter, we can and must do more. Our plan is working, however our pace of execution has not met our expectations. Recent changes to our management team have been made that are designed to lead the organization effectively through the Transformation and help us achieve our operational and financial objectives.”

This release contains information which is forward-looking and is subject to important risks and uncertainties. Forward-looking information concerns the Company’s future financial performance, business strategy, plans, goals and objectives. Factors which could cause actual results to differ materially from current expectations include, but are not limited to: the ability of the Company to successfully implement its cost reduction, productivity improvement and strategic initiatives and whether such initiatives will yield the expected benefits; the results achieved pursuant to the Company's long-term marketing and servicing alliance with JPMorgan Chase Bank, N.A.; general economic conditions; competitive conditions in the businesses in which the Company participates; changes in consumer spending; seasonal weather patterns; customer preference toward product offerings; changes in the Company’s relationship with its suppliers; interest rate fluctuations and other changes in funding costs; fluctuations in foreign currency exchange rates; the possibility of negative investment returns in the Company's pension plan; the outcome of pending legal proceedings; and changes in laws, rules and regulations applicable to the Company. While the Company believes that its forecasts and assumptions are reasonable, results or events predicted in this forward-looking information may differ materially from actual results or events.

Adjusted EBITDA is a non-IFRS measure; please refer to the table attached for a reconciliation of net (loss) earnings to Adjusted EBITDA.

Sears Canada is a multi-channel retailer with a network that includes 195 corporate stores, 269 hometown dealer stores, 8 home services showrooms, over 1,500 catalogue and online merchandise pick-up locations, 102 Sears Travel offices and a nationwide home maintenance, repair, and installation network. The Company also publishes Canada’s most extensive general merchandise catalogue and offers shopping online at www.sears.ca.